EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY*


                NAME                                           JURISDICTION

Houston Lighting & Power Company                                  Texas

KBLCOM Incorporated                                              Delaware

Houston Industries (Delaware) Incorporated                       Delaware

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*The names of certain subsidiaries of the Company are omitted pursuant to Item
601(b)(21)(ii) of Regulation S-K.